Exhibit 21

Significant Subsidiaries of the Registrant

Name	Percent Ownership	State of Incorporation

The Equitable Bank, S.S.B.	100%	Wisconsin

Equitable Investment Corp.*	100%	Nevada

*Subsidiary of The Equitable Bank, S.S.B.